Exhibit 10.1

SIRVA WORLDWIDE, INC.,

THE FOREIGN SUBSIDIARY BORROWERS PARTIES HERETO,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.
as administrative agent

and

J.P. MORGAN SECURITIES INC.

as sole lead arranger and sole bookrunner

SEVENTH AMENDMENT TO THE CREDIT AGREEMENT

August 15, 2006

SEVENTH AMENDMENT, dated as of August 15, 2006 (this “Seventh Amendment”), to the Credit Agreement, dated as of December 1, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SIRVA WORLDWIDE, INC., a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers from time to time parties to the Credit Agreement (together with the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties to the Credit Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other Agents parties thereto.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to the Credit Agreement; and

WHEREAS, the Parent Borrower has requested that the Administrative Agent and the Lenders agree to amend and waive certain provisions of the Credit Agreement and the Guarantee and Collateral Agreement (as defined in the Credit Agreement) as set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.      Defined Terms. Unless otherwise defined herein, capitalized terms that are defined in the Credit Agreement are used herein as therein defined.

2.      Amendments to Subsection 1.1 (Defined Terms). (a) Subsection 1.1 of the Credit Agreement is hereby amended by (a) deleting therefrom the definitions of “Adjustment Date”, “Applicable Margin” and Local Agents” in their respective entireties and (b) inserting, in proper alphabetical order, the following new or substitute defined terms and related definitions:

“Applicable Margin”: as applied to any given type of Loans, (a) with respect to ABR Loans, 5.00% per annum and (b) with respect to Eurocurrency Loans, 6.00% per annum; provided that (i) from and after the date occurring on or after August 15, 2006 that the Term Loans have been prepaid pursuant to subsection 4.4 by an aggregate amount that is greater than or equal to $25,000,000 but less than $50,000,000, the Applicable Margin shall be (A) with respect to ABR Loans, 4.75% per annum and (B) with respect to Eurocurrency Loans, 5.75% per annum, (ii) from and after the date occurring on or after August 15, 2006 that the Term Loans have been prepaid pursuant to subsection 4.4 by an aggregate amount that is greater than or equal to $50,000,000, the Applicable Margin shall be (A) with respect to ABR Loans, 4.25% per annum and (B) with respect to Eurocurrency Loans, 5.25% per annum, and (iii) if at any time the Parent Borrower has a senior implied rating of less than B2 (with negative outlook) from Moody’s or a corporate credit rating of less than B- (with negative outlook) from S&P, or is not rated by either Moody’s or S&P, then each of the foregoing margins in this definition shall be increased by 0.50% per annum.

“Change in Consolidated Working Capital”: for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period, provided that for the purposes of determining Excess Cash Flow, any change in Consolidated Working Capital in a period directly or indirectly attributable to the capitalization of any Relocation SPV or SIRVA Mortgage (including receipt of any consideration by the Parent Borrower or any of its Subsidiaries in connection therewith) shall be disregarded.

“Consolidated Current Portion Of Long Term Debt”: at the date of determination thereof, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt.

“Consolidated Long Term Debt”: at the date of determination thereof, all long term debt of the Parent Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Short Term Debt”: at the date of determination thereof, all short term debt of the Parent Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1; provided that the term Consolidated Short Term Debt shall not include any Indebtedness of the type described in clause (p) of subsection 8.2.

“Consolidated Working Capital”: at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents, assets held for sale and deferred taxes recorded as assets) minus the aggregate amount of all current liabilities (excluding the Revolving Credit Loans, Consolidated Current Portion of Long Term Debt, working capital debt of Foreign Subsidiaries (other than Indebtedness of the type described in clause (p) of subsection 8.2), liabilities related to assets held for sale and deferred taxes recorded as liabilities), in each case determined on a consolidated basis for the Parent Borrower and its consolidated Subsidiaries.

“ECF Percentage”: 50%.

“Excess Cash Flow”: for any period, EBITDA for such period minus (a) any Capital Expenditures made in cash during such period (excluding the principal amount of Indebtedness incurred in connection with such expenditures (other than Revolving Loans or Indebtedness constituting part of Consolidated Short Term Debt) and any such expenditures financed with the proceeds of any Reinvested Amount), minus (b) any principal payments (other than principal payments during such period pursuant to subsection 4.4(c), (e) or (k) unless and to the extent that the event giving rise to such mandatory prepayment causes an increase in EBITDA for such period) of the Term Loans made during such period, minus (c) any principal payments resulting in a permanent reduction of any other Indebtedness of the Parent Borrower or any of its consolidated Subsidiaries made during such period, minus (d) Consolidated Interest

Expense for such period, minus (e) any taxes paid or payable in cash during such period, minus (f) the Net Cash Proceeds from any Asset Sale to the extent that such Net Cash Proceeds (i) (without duplication of clause (a) or (g) of this definition) consist of any Reinvested Amount or are otherwise applied in accordance with subsection 4.4(c) and (ii) are included in the calculation of EBITDA, minus (g) (without duplication of clause (a) of this definition) any Investment made in accordance with subsection 8.9(e), (g), (i), (l), (o), (p), (q), or (u) minus (h) (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Parent Borrower or any of its Subsidiaries in accordance with subsection 8.12 during such period to the extent included in EBITDA, minus (i) any earnings included in EBITDA for such period (except to the extent that any such earnings are used for any purposes described in clauses (a) through (h) above) (x) of a Receivables Subsidiary to the extent the terms of any Permitted Receivables Transaction prohibit the distribution thereof to the Parent Borrower or any of its other Subsidiaries, or (y) of a Foreign Subsidiary or any Subsidiary thereof to the extent the terms of any Indebtedness of a Foreign Subsidiary that is not a Loan Party prohibit the distribution thereof to the Parent Borrower or any of its other Subsidiaries, minus (j) to the extent not otherwise subtracted from EBITDA in this definition of “Excess Cash Flow”, any cash dividends, and other loans and advances, made during such period by the Parent Borrower or any of its Subsidiaries to Holding, so long as such dividends, loans and advances are expressly permitted by subsection 8.7, provided any cash dividends, and other loans and advances, made during such period by the Parent Borrower or any of its Subsidiaries to Holding pursuant to subsection 8.7(g) shall be deemed added to EBITDA for the purposes of this definition of “Excess Cash Flow”, minus (k) to the extent not subtracted in the calculation of EBITDA, the amount of any cash contributions required by law to be made by the Parent Borrower or any of its Subsidiaries to any Plan, minus (l) (without duplication) any cash amendment fees or expenses payable in connection with the Sixth Amendment and Seventh Amendment, minus (m) to the extent included in EBITDA for such period, any amounts described in clauses (c) and (d) of such definition, plus (n) the Change in Consolidated Working Capital for such period.

“Holding Debt”: any unsecured Indebtedness of Holding for borrowed money (a) having no scheduled principal payments (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is 180 days after the Final Maturity Date as of the date of incurrence of such Holding Debt and (b) having no scheduled payments of interest in cash (other than as permitted by subsection 8.7(g)) prior to the date that is 180 days after the Final Maturity Date as of the date of incurrence of such Holding Debt. For the avoidance of doubt, Holding Debt shall not include insurance premium financings.

“Junior Capital”: any Qualified Capital Stock of Holding and any Holding Debt.

“Local Agents”: those independently owned local moving and storage companies that have entered into certain contractual arrangements with the Parent Borrower or any of its Subsidiaries to provide customers with local sales, packing or warehousing services and/or a portion of the hauling services required to support the operations of the Parent Borrower and its Subsidiaries, or any combination of such services.

“Qualified Capital Stock”: any Capital Stock of any Person that does not by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) provide for scheduled payments of dividends in cash by the Parent Borrower or any of its Subsidiaries, (b) mature or become mandatorily redeemable (other than solely for Qualified Capital Stock) pursuant to a sinking fund obligation or otherwise, (c) become convertible or exchangeable at the option of the holder thereof for Indebtedness or Capital Stock that is not Qualified Capital Stock, or (d) become redeemable at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is 180 days after the Final Maturity Date as of the date of issuance of such Capital Stock; provided that any Capital Stock that would not constitute Qualified Capital Stock solely because the holders thereof have the right to require such Person to repurchase such Capital Stock upon the occurrence of a fundamental change (including a change of control or Holding’s common stock ceasing to be listed on a national securities exchange in the United States) or asset sale shall nonetheless constitute Qualified Capital Stock.

3.      Amendments to Subsection 4.4 (Prepayments).

(a)    Subsection 4.4(a) of the Credit Agreement is hereby amended by deleting from the proviso to the first sentence thereof the phrase “from the Fourth Amendment Effective Date (as defined in the Fourth Amendment, dated as of September 29, 2005) to but excluding the first anniversary of the Fourth Amendment Effective Date” and substituting in lieu thereof the phrase “from the Seventh Amendment Effective Date (as defined in the Seventh Amendment, dated as of August 15, 2006) to but excluding the first anniversary of the Seventh Amendment Effective Date”.

(b)    Subsection 4.4(c) of the Credit Agreement is hereby amended by deleting the words “and (xiii)” from clause (ii) thereof and substituting in lieu thereof the words “, (xiii) and (xviii)”.

(c)    Subsection 4.4(c) of the Credit Agreement is hereby amended by deleting clause (iv) thereof in its entirety and substituting in lieu thereof the following clause (iv):

(iv)   the Parent Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from Sale and Leaseback Transactions permitted by clause (b) of the last sentence of subsection 8.12 (A) in excess of $30,000,000 in the aggregate for all such transactions during the term of this Agreement or (B) in excess of $5,000,000 in the aggregate for all such transactions from and after August 15, 2006 or

(d)    Subsection 4.4(c) of the Credit Agreement is hereby amended by deleting clause (y) thereof in its entirety and substituting in lieu thereof the following clause (y):

(y)    in the case of any such Sale and Leaseback Transaction, 100% of the Net Cash Proceeds to the extent such Net Cash Proceeds, together with the Net Cash Proceeds of any other Sale and Leaseback Transaction entered into by the Parent Borrower or any of its Subsidiaries, exceeds, without duplication, (I) $30,000,000 during the term of this

Agreement or (II) $5,000,000 during the period from August 15, 2006 through and including the Final Maturity Date and

(e)    Subsection 4.4(c) of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof:

Notwithstanding the foregoing, from and after August 15, 2006, the aggregate Net Cash Proceeds of Asset Sales by the Parent Borrower or any of its Domestic Subsidiaries that may be designated as Reinvested Amounts shall not exceed $5,000,000 in any fiscal year of the Parent Borrower.

(f)     Subsection 4.4(f) of the Credit Agreement is hereby amended by deleting therefrom the words “subsection 4.4(c)” each place they appear and substituting in each case in lieu thereof the words “subsections 4.4(c) and (k); and

(g)    Subsection 4.4 of the Credit Agreement is hereby amended by inserting at the end thereof the following new paragraphs (j), (k) and (l):

(j)     If, at any time on or after August 15, 2006 Holding shall issue, incur or sell any Junior Capital to any Person (other than any Affiliate of Holding or Permitted Holder, unless Holding elects to apply the Net Cash Proceeds received from any such Affiliate or Permitted Holder as provided in this subsection 4.4(j)), Holding shall, on the date of such issuance, incurrence or sale, contribute the Net Cash Proceeds thereof to the equity of the Parent Borrower, and the Parent Borrower shall, on such date, apply such Net Cash Proceeds in an amount equal to the greater of (A) $30,000,000 or (B) 30% of such Net Cash Proceeds to the prepayment of then outstanding Term Loans, with such prepayment to be applied pro rata to the respective installments of principal thereof, and the remainder of such Net Cash Proceeds (or, if less, the amount thereof equal to the aggregate amount of then outstanding Revolving Credit Loans) to the prepayment of any then outstanding Revolving Credit Loans (with no permanent reduction in the Revolving Credit Commitments) (it being understood and agreed that, for purposes of this subsection 4.4(j), references to the Parent Borrower or any of its Subsidiaries in the definition of “Net Cash Proceeds” shall be deemed to be references to Holding). Amounts prepaid on account of Term Loans pursuant to this subsection 4.4(j) may not be reborrowed.

(k)    Commencing March 31, 2007, and on each March 31 thereafter, the Parent Borrower shall apply toward the prepayment, in accordance with subsection 4.4(f), of the Loans and the cash collateralization of the L/C Obligations the ECF Percentage of Parent Borrower’s Excess Cash Flow for the fiscal year ending on the immediately preceding December 31.

(l)     During the period from the Seventh Amendment Effective Date (as defined in the Seventh Amendment, dated as of August 15, 2006) to but excluding the first anniversary of the Seventh Amendment Effective Date, any mandatory prepayment of the Term Loans of any Lender using proceeds of Indebtedness incurred by the Parent Borrower or any of its Subsidiaries from a substantially concurrent issuance or incurrence of syndicated term loans provided by one or more banks or other financial institutions for which the interest rate payable thereon is lower than the Eurodollar Rate on the date of such optional prepayment plus the Applicable Margin with respect to the Term Loans shall be accompanied by payment of a 1% prepayment premium on the principal amount of such Lender’s Term Loan prepaid (unless such prepayment premium is waived by such Lender).

4.      Amendments to Subsection 7.1 (Financial Statements). Subsection 7.1 of the Credit Agreement is hereby amended by:

(a)    deleting from paragraph (a) thereof the date “August 15, 2006” and substituting in lieu thereof the date “October 16, 2006”;

(b)    deleting from paragraph (b) thereof the date “October 16, 2006” and substituting in lieu thereof the date “November 15, 2006”;

(c)    deleting from paragraph (c) thereof the date “August 15, 2006” and substituting in lieu thereof the date “October 16, 2006”; and

(d)    deleting from paragraph (d) thereof the date “October 16, 2006” and substituting in lieu thereof the date “November 15, 2006”.

5.      Amendments to Subsection 7.2 (Certificates; Other Information).

(a)    Subsection 7.2(b) of the Credit Agreement is hereby amended by inserting at the end thereof the following proviso:

provided that any certificate delivered in connection with the delivery of the financial statements referred to in subsections 7.1(c) and (d) for the fiscal year ended December 31, 2005 and the quarterly periods ending March 31, 2006 and June 30, 2006, shall not be required to set forth the calculations required to determine compliance with the covenants set forth in subsection 8.1;

(b)    Subsection 7.2 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (e) thereof, (ii) deleting the “.” at the end of clause (f) thereof and substituting “;” in lieu thereof and (iii) inserting the following new clauses (g) and (h) at the end thereof:

(g)    not later than 30 days after the end of each fiscal month of Holding, a reporting package outlining key metrics and operating performance by segment for such fiscal month, in form and substance reasonably satisfactory to the Administrative Agent; and

(h)    (i) not later than August 30, 2006, calculations (which may be, and be based on, good faith estimates by the Parent Borrower) of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio of the Parent Borrower and its consolidated Subsidiaries for the period of four consecutive fiscal quarters ended on December 31, 2005 and (ii) not later than November 30, 2006, a certificate, executed by a

Responsible Officer of the Parent Borrower, setting forth, to the best knowledge of such Responsible Officer, the calculations of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio of the Parent Borrower and its consolidated Subsidiaries for the periods of four consecutive fiscal quarters ended on each of March 31, 2006 and June 30, 2006.

6.      Amendment to Subsection 7.9 (After Acquired Real Property and Fixtures). Subsection 7.9(a) of the Credit Agreement is hereby amended by deleting therefrom the phrase “a Relocation SPV Financing” and substituting in lieu thereof the phrase “the Employee Relocation Business”.

7.      Amendment to Subsection 8.1 (Financial Condition Covenants). Effective upon the date that Holding has issued, incurred or sold Junior Capital generating Net Cash Proceeds of at least $70,000,000, subsection 8.1 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

8.1.   Financial Condition Covenants.

(a)    Maintenance of Consolidated Interest Coverage Ratio. Permit, for any period of four consecutive fiscal quarters of the Parent Borrower ending during any test period set forth below, the Consolidated Interest Coverage Ratio at the last day of such consecutive fiscal quarter period to be less than the ratio set forth opposite such test period below:

Test Period	Ratio
September 30, 2006 — June 29, 2008	1.50 to 1.00
June 30, 2008 — March 30, 2009	3.75 to 1.00
March 31, 2009 and thereafter	4.00 to 1.00

(b)    Maintenance of Consolidated Leverage Ratio. Permit, at the last day of any fiscal quarter ending during any test period set forth below, the Consolidated Leverage Ratio to be greater than the ratio set forth opposite such test period below:

Test Period	Ratio
July 1, 2006 — September 30, 2006	7.25 to 1.00
October 1, 2006 — December 31, 2006	5.75 to 1.00
January 1, 2007 — June 29, 2007	5.50 to 1.00
June 30, 2007 — September 29, 2007	5.00 to 1.00
September 30, 2007 — December 30, 2007	5.25 to 1.00
December 31, 2007 — June 29, 2008	4.75 to 1.00
June 30, 2008 — March 30, 2009	3.00 to 1.00
March 31, 2009 and thereafter	2.50 to 1.00

8.      Amendments to Subsection 8.6 (Asset Sales).

(a)    Subsection 8.6(a)(vii) of the Credit Agreement by deleting the “;” at the end thereof and substituting the following in lieu thereof:

(it being understood that this proviso does not apply to any license, sublease or other similar Disposition pursuant to clause (xviii) below);

(b)    Subsection 8.6(a)(x) of the Credit Agreement is hereby amended in its entirety to read as follows:

(x)     Dispositions by CRS Holding, ERC, Rowan, any of their respective Subsidiaries or any other Subsidiary of the Parent Borrower engaged in the Employee Relocation Business to a Relocation SPV or SIRVA Mortgage, Inc., in each case in connection with the Employee Relocation Business, of the following, for value that is reasonable (as determined by the Parent Borrower in good faith): (A) any residential property, fixtures or related assets purchased in connection with the Employee Relocation Business, (B) any notes or receivables (x) from relocating employees or customers of the Employee Relocation Business representing an advance of any portion of the purchase price for residential properties, fixtures or related assets or (y) otherwise created in the ordinary course of the Employee Relocation Business, (C) any contractual rights in respect of reimbursement or indemnification for losses upon resale of any residential properties, fixtures or related assets Disposed pursuant to clause (A) above, or (D) a portion of the fees due from customers of the Employee Relocation Business, the transfer of which shall, in the good faith determination of the Parent Borrower, be limited in amount to the amount necessary to compensate such Relocation SPV or SIRVA Mortgage, Inc., as the case may be, for expected losses upon resales of residential properties, fixtures or related assets for which the customer has not agreed to make indemnification or reimbursement;

(c)    Subsection 8.6(a)(xi) of the Credit Agreement is hereby amended in its entirety to read as follows:

(xi)    Dispositions of equipment, and (in the case of any Disposition by any Foreign Subsidiary) other property, to Local Agents and Owner/Operators, including sales pursuant to lease or conditional sales agreements, provided that an amount equal to 100% of the Net Cash Proceeds of any such Asset Sale less the Reinvested Amount is applied in accordance with subsection 4.4(c) (it being understood that this proviso does not apply to any license, sublease or other similar Disposition pursuant to clause (xviii) below);

(d)    Subsection 8.6(a) of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (xvi) thereof, (ii) deleting the “.” at the end of clause (xvii) thereof and substituting “; and” in lieu thereof and (iii) inserting the following new clause (xviii) at the end thereof:

(xviii)     licenses, subleases and other similar Dispositions in connection with any Disposition permitted by clause (vii) or (xi) of this subsection 8.6(a).

9.      Amendments to Subsection 8.7 (Loans and Dividends to Holding).

(a)    Subsection 8.7(c) of the Credit Agreement is hereby amended by inserting at the end thereof the following further proviso:

provided further that, notwithstanding the foregoing, the aggregate amount of all such loans, advances and dividends made on or after August 15, 2006 shall not exceed $3,000,000;

(b)    Subsection 8.7 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (e) thereof, (ii) deleting the “.” at the end of clause (f) thereof and substituting “;” in lieu thereof and (iii) inserting the following new clauses (g) and (h) at the end thereof:

(g)    in any fiscal year of the Parent Borrower, the Parent Borrower and any of its Subsidiaries may make loans and advances, and the Parent Borrower may pay cash dividends, to Holding to allow Holding to pay cash interest or cash dividends on its Junior Capital; provided that (i) the aggregate amount of all such loans, advances and dividends in any fiscal year shall not exceed an amount that is equal to 10% of the aggregate principal amount or aggregate liquidation preference, as applicable, of such Junior Capital and (ii) at the time of such loan, advance or dividend and upon giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(h)    the Parent Borrower and any of its Subsidiaries may make loans and advances, and the Parent Borrower may pay cash dividends, to Holding to allow Holding to capitalize any Relocation SPV or SIRVA Mortgage, Inc.; provided that the aggregate amount of such Investments and dividends is permitted by subsection 8.9(u) or 8.9(v).

10.    Amendment to Subsection 8.8 (Capital Expenditures). Subsection 8.8 of the Credit Agreement is hereby amended by deleting the proviso therefrom and substituting in lieu thereof the following proviso:

provided that (a) the Parent Borrower and its consolidated Subsidiaries may make Capital Expenditures in an amount not to exceed (i) $60,000,000 for any fiscal year of the Parent Borrower ending on or before December 31, 2005 and (ii) $20,000,000 in any fiscal year thereafter, and (b) the unused amount of any Capital Expenditures permitted to be made pursuant to the foregoing clause (a) during any fiscal year and not made during such fiscal year may be carried over and expended during the next succeeding fiscal year (it being understood and agreed that Capital Expenditures made pursuant to this subsection during any fiscal year ending on or after December 31, 2006 shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (b) above)

11.    Amendments to Subsection 8.9 (Investments, Loans and Advances).

(a)    Subsection 8.9(f)(ii) of the Credit Agreement is hereby amended by inserting the following parenthetical immediately following the words “subsection 8.7”: “(other than subsection 8.7(h))”.

(b)    Subsection 8.9 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (t) thereof and (ii) deleting clause (u) thereof in its entirety and substituting in lieu thereof the following new clauses (u) and (v):

(u)    Investments comprised of loans, advances or dividends to Holding to allow Holding to capitalize a Relocation SPV or SIRVA Mortgage, Inc.; provided that (i) no such Investment may be made until such time as at least $70,000,000 of the Net Cash Proceeds from the issuance, incurrence or sale of Junior Capital has been contributed by Holding to the equity of the Parent Borrower and applied by the Parent Borrower in accordance with subsection 4.4(j), (ii) the aggregate amount of all such Investments outstanding at any time shall not exceed an amount that is equal to (A) the lesser of (x) $100,000,000 and (y) the aggregate Net Cash Proceeds in respect of such Junior Capital received by Holding on or after August 15, 2006 minus (B) $70,000,000, (iii) within five Business Days after the making of such Investment, the Parent Borrower or any Subsidiary shall have Disposed of assets pursuant to subsection 8.6(a)(x) to such Relocation SPV or SIRVA Mortgage, Inc., as applicable, and shall have received consideration therefor in an amount substantially equal (after giving effect to any ordinary course discounts in connection with such Disposition) to the amount of such Investment and (iv) the Capital Stock of the holding company parent of such Relocation SPV or SIRVA Mortgage, Inc., as applicable, shall have been pledged to the Administrative Agent, for the benefit of the Lenders (it being understood that no pledge of the Capital Stock of the holding company parent of SIRVA Mortgage, Inc. shall be required if the regulatory approvals necessary to be obtained to pledge such Capital Stock are unable to be obtained after the exercise of commercially reasonable efforts), and such holding company parent shall be a Guarantor and Grantor under (and as defined in) the Guarantee and Collateral Agreement; and

(v)    Investments not otherwise permitted by the preceding clauses of this subsection 8.9 not to exceed in the aggregate $25,000,000 outstanding at any time (of which not more than $10,000,000 in the aggregate outstanding at any time can be invested by Subsidiaries that are not Loan Parties).

12.    Amendment to Subsection 8.10 (Certain Acquisitions). Subsection 8.10 of the Credit Agreement is hereby amended by deleting the word “or” at the end of clause (b) thereof and substituting in lieu thereof the following further proviso:

provided further that, notwithstanding the foregoing, the aggregate amount of consideration for all acquisitions permitted by this clause (b) that are consummated on or after August 15, 2006 shall not exceed $10,000,000; or

13.    Amendment to Subsection 8.12 (Sale and Leasebacks). Subsection 8.12(b)(ii) of the Credit Agreement is hereby amended in its entirety to read as follows:

(ii) the aggregate Net Cash Proceeds from all Sale and Leaseback Transactions permitted by this clause (b) shall not during the term of this Agreement exceed an amount equal to (A) $30,000,000 (of which not more than $5,000,000 shall have been received during the period from August 15, 2006 through and including the Final Maturity Date), plus (B) the aggregate amount of such Net Cash Proceeds applied to prepay the Loans pursuant to subsection 4.4(c).

14.    Amendment to Subsection 5.4(i)(d) of the Guarantee and Collateral Agreement (Covenants of Holding). Subsection 5.4(i)(d) of the Guarantee and Collateral Agreement is hereby amended in its entirety to read as follows:

(d)    the offering, issuance, incurrence, sale and repurchase or redemption of, and dividends or distributions on, its equity securities and its Junior Capital, provided that, with respect to any Junior Capital issued, incurred or sold on or after August 15, 2006, (i) the requirements of subsection 4.4(j) of the Credit Agreement are complied with in connection therewith to the extent applicable and (ii) Holding shall not make any cash interest or dividend payments with respect to such Junior Capital with the proceeds of loans, advances and dividends from the Parent Borrower or any of its Subsidiaries, other than any such loans, advances and dividends permitted under subsection 8.7(g) of the Credit Agreement,

15.    Waiver. The Lenders hereby waive any Default or Event of Default arising solely by reason of (a) the failure of the Parent Borrower to comply with subsection 8.1 (Financial Condition Covenants) of the Credit Agreement for the periods of four consecutive fiscal quarters ending on each of December 31, 2005, March 31, 2006 and June 30, 2006, respectively, and (b) the representations and warranties of the Borrower set forth in Sections 5.7, 6.2(a) and 6.2(b) (in each case, with respect to the absence of any Default or Event of Default arising from compliance with subsection 8.1 of the Credit Agreement for the fiscal periods described in clause (a) above) of the Credit Agreement being inaccurate in all material respects on, or as of, each date made or deemed made.

16.    Conditions to Effectiveness of this Seventh Amendment. This Seventh Amendment shall become effective upon the date (the “Seventh Amendment Effective Date”) when the Administrative Agent shall have received (i) counterparts of this Seventh Amendment, duly executed and delivered by the Borrowers and Administrative Agent, (ii) executed Lender Addenda, or facsimile transmissions thereof, substantially in the form of Exhibit A hereto (each, a “Lender Addendum”) from the Required Lenders under the Credit Agreement, (iii) an executed Acknowledgment and Confirmation, substantially in the form of Exhibit B hereto, from an authorized officer of each of Holding and each Guarantor, (iv) copies of the unaudited consolidated balance sheets of each of Holding and the Parent Borrower as at December 31, 2005 and the related unaudited consolidated statements of income and of cash flows of each of Holding and the Parent Borrower for the fiscal year ended on such date and (v) all fees required to be paid on or before the Seventh Amendment Effective Date, and all expenses required to be paid on or before the Seventh Amendment Effective Date for which invoices have been presented.

17.    Representations and Warranties.

(a)    No Default. No Default or Event of Default shall have occurred and be continuing on the Seventh Amendment Effective Date after giving effect to the transactions contemplated herein.

(b)    Representations and Warranties. Each of the representations and warranties made by Holding and the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Seventh Amendment Effective Date (after giving effect hereto) as if made on and as of such date, except to the extent such representations and warranties expressly relate to a particular date, in which case such representations and warranties were true and correct in all material respects as of such date.

18.    Covenants.

(a)    Additional Collateral and Guarantees. Within 60 days after the Seventh Amendment Effective Date, the Parent Borrower shall provide to the Administrative Agent (i) an assumption agreement, in substantially the form attached as Annex 1 to the Guarantee and Collateral Agreement (an “Assumption Agreement”), duly executed by each of RS Acquisition Holding, LLC, a wholly owned Subsidiary of Holding (“RS Acquisition”), and CMS Holding LLC, a wholly owned Subsidiary of Holding (“CMS Holding”), pursuant to which RS Acquisition and CMS Holding each becomes a party to the Guarantee and Collateral Agreement as a Guarantor and Grantor thereunder, (ii) an Assumption Agreement, duly executed by Holding, pursuant to which it pledges the Capital Stock of RS Acquisition, CMS Holding and any other direct Subsidiary of Holding, whether now owned or hereafter acquired or formed (it being understood that no pledge of the Capital Stock of CMS Holding shall be required if the regulatory approvals necessary to be obtained to pledge such Capital Stock are unable to be obtained after the exercise of commercially reasonable efforts), and (iii) such other documents and instruments (including stock certificates and undated stock powers executed in blank) as the Administrative Agent may reasonably request in connection with the foregoing Assumption Agreements.

(b)    Payment of Expenses. The Parent Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Seventh Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

(c)    Payment of Amendment Fee. The Parent Borrower agrees to pay to the Administrative Agent, on behalf of each Lender which shall have executed and delivered a Lender Addendum to counsel to the Administrative Agent by 11:59 p.m. (New York City time) on August 15, 2006, an amendment fee in an amount equal to 0.50% of the sum of each such Lender’s Revolving Credit Commitment and Term Loans then outstanding, such amendment fee to be paid one Business Day after the Seventh Amendment Effective Date.

19.    Continuing Effect of the Loan Documents. This Seventh Amendment shall not constitute an amendment or waiver of any provision of the Credit Agreement or any other Loan

Document not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any further or future action on the part of Holding or the Loan Parties that would require an amendment, waiver or consent of the Lenders or Administrative Agent. Except as expressly amended or waived hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. Any reference to the “Credit Agreement” or the “Guarantee and Collateral Agreement” in the Loan Documents or any related documents shall be deemed to be a reference to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, as amended by this Seventh Amendment.

20.    Counterparts. This Seventh Amendment may be executed by one or more of the parties hereto on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

21.    Severability. Any provision of this Seventh Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22.    Integration. This Seventh Amendment and the other Loan Documents represent the agreement of Holding, the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

23.    GOVERNING LAW. THIS SEVENTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SEVENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SIRVA WORLDWIDE, INC.

By:	/s/ Eryk J. Spytek
Name: Eryk J. Spytek
Title: SVP, General Counsel & Secretary

SIRVA, INC.

By:	/s/ Eryk J. Spytek
Name: Eryk J. Spytek
Title: SVP, General Counsel & Secretary

ALLIED ARTHUR PIERRE N.V.

By:	/s/ Eryk J. Spytek
Name: Eryk J. Spytek
Title: Director

ALNAV PLATINUM COMPANY (as successor to ALNAV Platinum Group Inc.)

By:	/s/ Eryk J. Spytek
Name: Eryk J. Spytek
Title:Secretary

PICKFORDS AUSTRALIA PTY. LTD.

By:	/s/ Michael Filipovic
Name: Michael Filipovic
Title: Director

SIRVA UK LIMITED (formerly known as Pickfords Limited)

By:	/s/ Eryk J. Spytek
Name: Eryk J. Spytek
Title: Director

JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent

By:	/s/ Kathryn A. Duncan
Name: Kathryn A. Duncan
Title: Managing Director